Exhibit 99.1

FOR IMMEDIATE RELEASE

August 19, 2008

Owens & Minor Announces Plans to Acquire The Burrows Company, a

Midwest-based Medical & Surgical Supply Distribution Business

RICHMOND, VA…–August 19, 2008 - Owens & Minor (NYSE: OMI) announced today that it has signed a definitive agreement to acquire certain assets and liabilities of The Burrows Company, a Chicago-based, privately-held distributor of medical and surgical supplies to the acute-care market. For the year ended December 31, 2007, The Burrows Company reported revenues of $603 million. Owens & Minor will pay $30.2 million for the net assets of The Burrows Company and will assume the company’s debt. The final purchase price will be subject to certain post-closing adjustments. The acquisition is expected to be slightly dilutive to Owens & Minor’s earnings for the remainder of 2008. However the company’s guidance for diluted earnings per share for 2008, including the impact of the acquisition, remains unchanged at $2.30 to $2.40.

“The acquisition of The Burrows Company, a large regional distributor with more than 75 years of experience in the acute-care market, is a strong geographic fit for Owens & Minor,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “The Burrows Company has a great reputation for customer service and operational excellence, and we are very excited about the prospect of bringing on this new business in the fall. Based on the success of our most recent acquisition, we are preparing a conversion plan that will provide customers with an orderly transition. Once the transition is concluded, we expect to leverage the revenue base and introduce these customers to the benefit of our value-added programs and services, as well as our supply-chain management expertise.”

The transaction is expected to close in the fall, pending regulatory approvals. Immediately following the close of the transaction, Owens & Minor will launch a conversion process designed to transition The Burrows Company customers to Owens & Minor’s systems by the end the second quarter of 2009. Subsequent to closing, Owens & Minor will provide additional detail on the transaction.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

About The Burrows Company

The Burrows Company, headquartered in Chicago, has served the acute-care provider industry’s medical and surgical distribution needs since 1932, and is the nation’s largest independently owned medical/surgical distributor of branded products in the country. The Burrows Company aims to help customers control and reduce health care expenditures, as well as achieve measurable savings and supply chain efficiencies. To learn more about the company, visit its website at www.burrowsco.com.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investor Conference Call Information

Owens & Minor will conduct a conference call on Wednesday, August 20, 2008 at 9:00 a.m. Eastern Time to discuss the acquisition announcement. The phone number for the Owens & Minor conference call is 877-748-0043 with passcode #61241923. The international dial-in number is 706-758-5871 with access code #61241923. The call will also be available by replay for two weeks by calling 800-642-1687 with access code #61241923. The call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804.723.7556; chuck.graves@owens-minor.com